CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Global Trust of our reports dated September 19, 2024, relating to the financial statements and financial highlights, which appear in Franklin Emerging Market Debt Opportunities Fund and Franklin International Growth Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

November 22, 2024